Exhibit 99.1

NEWS RELEASE

Versum Materials Announces Preliminary First Quarter Results

TEMPE, Ariz.—(BUSINESS WIRE) — January 28, 2019 — Versum Materials, Inc. (NYSE: VSM), a leading specialty materials and equipment supplier to the semiconductor industry, announced certain preliminary unaudited financial results for the fiscal first quarter ended December 31, 2018.

First Quarter Preliminary Unaudited Financial Results+

•	Revenue of approximately $340 million

•	GAAP net income of approximately $61 million, or diluted EPS of approximately $0.56

•	Adjusted net income of approximately $60 million, or adjusted diluted EPS of approximately $0.55

•	Adjusted EBITDA of approximately $110 million

These are preliminary financial results and remain subject to revision based on, among other things, the completion of the company’s customary quarterly close and review procedures. These preliminary results should not be viewed as a substitute for interim consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Material adjustments may arise between the time of this press release and the dates on which Versum Materials announces its first quarter results and files its Form 10-Q with the SEC.

(+)Please refer to the note below on forward-looking statements and the risks involved with such statements as well as the note on non-GAAP financial measures.

Agreement to Combine with Entegris

In a separate joint press release issued today, Versum Materials and Entegris, Inc. announced they have agreed to combine in an $9 billion merger of equals to create the premier specialty materials supplier for the semiconductor and other high-tech industries. The Companies will hold a conference call and audio webcast today, Monday, January 28, 2019 at 8:00 a.m. ET (6:00 a.m. MT) to discuss the announcement. The merger remains subject to regulatory approvals and other customary closing conditions. The conference call can be accessed by dialing (866) 610-1072 within the U.S. and (973) 935-2840 for all other locations. The conference ID for the conference call is 4264678.

Earnings Call Information

Versum Materials intends to release its full financial results for the first quarter after the market closing on Monday, February 4, 2019.

The company will host a conference call and webcast for analysts and investors on Monday, February 4, 2019 to discuss its first quarter results at 4:30 p.m. ET. To participate via telephone, please dial 1-877-883-0383 (domestic) or 1-412-902-6506 (international) and use the participant code 8196300.

The earnings call will also be available via a live webcast on the Versum Materials Investor Relations website at http://investors.versummaterials.com. Presentation materials will be posted on the website before the call.

For those who are unable to join the live event, an archive of the webcast will be available under “Events & Presentations” on the Versum Materials Investor Relations website at http://investors.versummaterials.com.

About Versum Materials

Versum Materials, Inc. (NYSE: VSM) is a leading global specialty materials company providing high-purity chemicals and gases, delivery systems, services and materials expertise to meet the evolving needs of the global semiconductor and display industries. Derived from the Latin word for “toward,” the name “Versum” communicates the company’s deep commitment to helping customers move toward the future by collaborating, innovating and creating cutting-edge solutions.

A global leader in technology, quality, safety and reliability, Versum Materials is one of the world’s leading suppliers of next-generation CMP slurries, ultra-thin dielectric and metal film precursors, formulated cleans and etching products, and delivery equipment that has revolutionized the semiconductor industry. Versum Materials reported fiscal year 2018 annual sales of about U.S. $1.4 billion, has approximately 2,300 employees and operates 14 major facilities in Asia and the North America. It is headquartered in Tempe, Arizona. Versum Materials had operated for more than three decades as a division of Air Products and Chemicals, Inc. (NYSE:APD).

For additional information, please visit http://www.versummaterials.com.

Investor Inquiries:

Soohwan Kim, CFA, 602-282-0957

Soohwan.Kim@versummaterials.com

Media Inquiries:

Tiffany Elle, 480-282-6475

Tiffany.Elle@versummaterials.com

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures,” including Adjusted Net Income, Adjusted Diluted Earnings Per Share and Adjusted EBITDA. Adjusted Net Income is net income excluding certain disclosed items which we do not believe to be indicative of underlying business trends, including business separation, restructuring and cost reduction actions, net of tax, the write-off of financing costs, net of tax, and the impact of the Tax Act. Adjusted Diluted Earnings Per Share uses Adjusted Net Income but otherwise uses the same calculation used in arriving at diluted earnings per share, the most directly comparable GAAP financial measure. Adjusted EBITDA is net income excluding certain disclosed items which we do not believe to be indicative of underlying business trends, including interest expense, the write-off of financing costs, non-service components of net periodic pension cost, income tax provision, depreciation and amortization expense, non-controlling interests, and business separation, restructuring and cost reduction actions. In the accompanying tables, Versum Materials has provided reconciliations of net income to Adjusted EBITDA (see Appendix Table A-1), net income to Adjusted Net Income (see Appendix Table A-2), diluted EPS to Adjusted Diluted EPS (see Appendix A-3), in each case the most directly comparable GAAP financial measure. We encourage investors to read these reconciliations.

The presentation of these non-GAAP financial measures is intended to enhance the usefulness of financial information by providing measures which management uses internally to evaluate our operating performance. We use non-GAAP measures to assess our operating performance by excluding certain disclosed items that we believe are not representative of our underlying business. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors in our industry, to analyze underlying trends in our business and to establish operational budgets and forecasts or for incentive compensation purposes. We use Adjusted EBITDA to calculate performance-based cash bonuses.

We believe non-GAAP financial measures provide security analysts, investors and other interested parties with meaningful information to understand our underlying operating results and to analyze financial and business trends; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward. These non-GAAP financial measures should not be viewed in isolation, are not a substitute for GAAP measures, and have limitations which include but are not limited to the following: (a) Adjusted Net Income and Adjusted EBITDA exclude expenses related to business separation, restructuring and cost reduction actions and the write-off of financing costs, each of which we do not consider to be representative of our underlying business operations, however, these disclosed items represent costs to Versum Materials; (b) Adjusted EBITDA is not intended to be a measure of cash available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements; (c) though not business operating costs, interest expense and income tax provision represent ongoing costs of Versum Materials; (d) depreciation and amortization charges represent the wear and tear or reduction in value of the plant, equipment, and intangible assets which permit us to manufacture and market our products; and (e) other companies may define non-GAAP measures differently than we do, limiting their usefulness as comparative measures. A reader may find any one or all of these items important in evaluating our performance. Management compensates for the limitations of using non-GAAP financial measures by using them only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. In evaluating these non-GAAP financial measures, the reader should be aware that we may incur expenses similar to those eliminated in this presentation in the future.

Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to future periods and include statements about our expectations or predictions of future financial or business performance or conditions; statements about our anticipated growth, profitability and margins; our ability to compete successfully as a leading materials supplier to the semiconductor industry and obtain next generation node opportunities; and other matters. The words “believe,” “expect,” “anticipate,” “estimate,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “forecast,” “guidance,” “outlook,” “opportunity” and similar expressions, among others, generally identify forward-looking statements, which are based on management’s reasonable expectations and assumptions as of the date the statements were made. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including without limitation the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate any definitive merger agreement between us and Entegris, Inc.; the outcome of any legal proceedings that may be instituted against us or Entegris, Inc.; the ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by our and Entegris, Inc. stockholders on the expected terms and schedule, including the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; difficulties and delays in integrating our business with Entegris, Inc. or fully realizing cost savings and other benefits; business disruption following the merger; our ability or the ability of Entegris, Inc. to retain and hire key personnel; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; uncertainty as to the long-term value of the common stock of Entegris, Inc. following the merger; legislative, regulatory and economic developments; potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect our or Entegris, Inc.’s financial performance; certain restrictions during the pendency of the merger that may impact our or Entegris, Inc.’s ability to pursue certain business opportunities or strategic transactions; the business, economic and political conditions in the markets in which we and Entegris, Inc. operate; events beyond our control such as acts of terrorism; product supply versus demand imbalances in the semiconductor industry or in certain geographic markets may decrease the demand for our goods and services; our concentrated customer base; the dependence of our DS&S segment upon the capital expenditure cycles of our customers; our ability to continue technological innovation and successfully introduce new products to meet the evolving needs of our customers; our ability to protect and enforce our intellectual property rights and to avoid violating any third party intellectual property or technology rights; unexpected interruption of or shortages in our raw material supply; inability of sole source, limited source or qualified suppliers to deliver to us in a timely manner or at all; hazards associated with specialty chemical manufacturing, such as fires, explosions and accidents, could disrupt operations; increased competition and new product development by our competitors, changing customer needs and price increases in materials and components; operational, political and legal risks of our international operations; increased costs due to trade wars and the implementation of tariffs; the impact of changes in tax laws; the impact of changes in environmental and health and safety regulations, anticorruption enforcement, sanctions, import/export controls, tax and other legislation and regulations in the U.S. and other jurisdictions in which Versum Materials and its affiliates operate; our available cash and access to additional capital may be limited by substantial leverage and debt service obligations; possible liability for contamination, personal injury or third party impacts if hazardous materials are released into the environment; cyber security threats may compromise our data or disrupt our information technology applications or services; fluctuation of currency exchange rates; costs and outcomes of litigation or regulatory investigations; the timing, impact, and other uncertainties of future acquisitions or divestitures; and other risks, uncertainties and factors discussed in the company’s Form 10-Qs, Form 10-K and in the company’s other filings with the U.S. Securities and Exchange Commission available at www.sec.gov or in materials incorporated therein by reference. Any forward-looking statement in this press release speaks only as of the date on which it is made. The company assumes no obligation to update or revise any forward-looking statements.

Important Information

This communication is being made in respect of the proposed merger transaction between Versum Materials, Inc. and Entegris, Inc. In connection with the proposed merger, Entegris, Inc. will file with the SEC a Registration Statement on Form S-4 that will include the Joint Proxy Statement of Versum Materials, Inc. and Entegris, Inc. and a Prospectus of Entegris, Inc., as well as other relevant documents regarding the proposed transaction. A definitive Joint Proxy Statement/Prospectus will also be sent to Versum Materials, Inc. stockholders and Entegris, Inc. stockholders. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about Versum Materials, Inc. and Entegris, Inc., may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Versum Materials, Inc. by accessing Versum Materials, Inc.’s website at www.versummaterials.com or from Entegris, Inc. by accessing Entegris, Inc.’s website at www.entegris.com. Copies of the Joint Proxy Statement/Prospectus can also be obtained, free of charge, by directing a request to Versum Materials, Inc. Investor Relations at Investor Relations, Versum Materials, Inc., 8555 South River Parkway, Tempe, Arizona 85284 or by calling (484) 275-5907, or to Entegris, Inc. Investor Relations at Investor Relations, Entegris, Inc., 129 Concord Road, Billerica, MA 01821 or by calling 978-436-6500.

Certain Information Concerning Participants

Versum Materials, Inc. and Entegris, Inc. and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Versum Materials, Inc. stockholders and Entegris, Inc. stockholders in respect of the transaction described in the Joint Proxy Statement/Prospectus. Information regarding Versum Materials, Inc.’s directors and executive officers is contained in Versum Materials, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2018 and its Proxy Statement on Schedule 14A, dated December 20, 2018, which are filed with the SEC. Information regarding Entegris, Inc.’s directors and executive officers is contained in Entegris, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 29, 2018 and its Proxy Statement on Schedule 14A, dated March 28, 2018, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

APPENDIX TABLE A-1: PRELIMINARY RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

Three Months Ended December 31,
2018
(In millions, except percentages)
Net Income Attributable to Versum (A)	$61.1
Add: Interest expense	12.8
Add: Write-off of financing costs	—
Add: Non-service components of net periodic pension cost (B)	0.2
Add: Income tax provision (A)	19.7
Add: Depreciation and amortization	13.5
Add: Non-controlling interests	2.0
Add: Business separation, restructuring and cost reduction actions	1.1

Adjusted EBITDA (B)	$110.4

(A) -

The fiscal first quarter ended December 31, 2017 amounts have been recast to reflect the retrospective application of the company’s election to change its inventory valuation method of accounting for its U.S. inventories from the LIFO method to the FIFO method, which resulted in an increase in Net Income Attributable to Versum of $0.1 million and an increase in the Income tax provision of $0.1 million for the fiscal first quarter ended December 31, 2017.

(B) -

The fiscal first quarter ended December 31, 2017 amounts have been recast to reflect the retrospective application of the company’s change in classification of the non-service components of net periodic pension cost, which resulted in an increase to non-service components of net periodic pension costs of $0.2 million for the fiscal first quarter ended December 31, 2017 and an increase to Adjusted EBITDA by the same amount.

APPENDIX TABLE A-2: PRELIMINARY RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

Three Months Ended December 31,
2018
(In millions)
Net Income Attributable to Versum(A)	$61.1
Add: Business separation, restructuring and cost reduction actions, net of tax	0.8
Add: Write-off of financing costs, net of tax(B)	—
Add: Impact of Tax Act	(1.7)

Adjusted Net Income	$60.2

(A) -

The fiscal first quarter ended December 31, 2017 amounts have been recast to reflect the retrospective application of the company’s election to change its inventory valuation method of accounting for its U.S. inventories from the LIFO method to the FIFO method, which resulted in an increase in Net Income Attributable to Versum of $0.1 million.

(B) -	See Appendix Table A-1 for amounts gross of tax.

APPENDIX TABLE A-3: PRELIMINARY RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS

Three Months Ended December 31,
2018
(Per share data)
Diluted Earnings Per Share	$0.56
Add: Business separation, restructuring and cost reduction actions per diluted share, net of tax	0.01
Add: Write-off of financing costs, net of tax(A)	—
Add: Impact of Tax Act	(0.02)

Adjusted Diluted Earnings Per Share	$0.55

(A) -	See Appendix Table A-1 for amounts gross of tax.